UNITED STATES

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Colfax Corporation

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Colfax Corporation

April 25, 2012

Important Additional Information Concerning the 2012 Annual Meeting of Stockholders of Colfax Corporation to be Held on May 16, 2012

We are writing to provide you with updated information concerning our executive officers and directors as a result of recent changes in Colfax’s leadership structure. These changes, discussed below, affect the slate of persons proposed for election to our Board of Directors.

Leadership Changes. On April 23, 2012, we announced that one of our current directors, Steven E. Simms, was appointed as President and Chief Executive Officer of Colfax on April 22, 2012. Clay H. Kiefaber has stepped down from his position as President and Chief Executive Officer and has been appointed as the Chief Executive Officer of Colfax’s ESAB business and Executive Vice President of Colfax. Mr. Simms and Mr. Kiefaber will remain directors, and will continue to stand for election at the upcoming annual meeting of stockholders. In connection with his appointment, Mr. Simms stepped down from the Board’s Compensation Committee. Thomas S. Gayner was appointed to the Compensation Committee in Mr. Simms’ place. Updated biographical information for Mr. Simms and Mr. Kiefaber is included below.

Steven E. Simms (56) was appointed as President and Chief Executive Officer of the Company on April 22, 2012 and has served as a director of the Company since July 27, 2011. Mr. Simms is also the Chairman of the Board of Directors of Apex Tools, a joint venture between the Danaher Tool Group and Cooper Tools, and is a former Executive Vice President of Danaher Corporation. He became Executive Vice President of Danaher Corporation in 2000 and served in that role through his retirement in 2007, during which time he was instrumental in Danaher's international growth and success. He previously served as Vice President–Group Executive from 1998 to 2000 and as an executive in Danaher's tools and components business from 1996 to 1998. Prior to joining Danaher, Mr. Simms held roles of increasing authority at Black & Decker Corporation and the Quaker Oats Company. Mr. Simms’ recent appointment as our President and Chief Executive Officer will give him valuable insight into our operations, and his significant international business experience adds a valuable global operational perspective to our Board. In addition, his familiarity with the Danaher Business System provides targeted insight on the nature of the Company’s operations to the Board.

Clay Kiefaber (56) has served as a director of the Company since May 13, 2008. He is the Chief Executive Officer of the Company’s ESAB business and Executive Vice President of the Company. He previously served as our President and Chief Executive Officer from 2010 to 2012. Prior to joining Colfax as an executive in January 2010, he spent nearly 20 years in increasingly senior executive positions at Masco Corporation. Most recently, he was a Group President from 2006 to 2007, where he was responsible for a $2.8 billion group of building construction components. Prior to becoming a Group President at Masco, Mr. Kiefaber was Group Vice President of Masco Builder Cabinet Group. He previously spent 14 years in increasingly senior positions in Masco’s Merillat Industries subsidiary. Mr. Kiefaber’s background provides him with a deep understanding of manufacturing operations, strategy and lean business systems, and his day-to-day leadership of one of our largest businesses gives the Board an invaluable Company-focused perspective.

Director Resignation. In addition, on April 22, 2012, Joseph O. Bunting III, a current director, submitted his resignation from the Board of Directors. Mr. Bunting’s resignation will allow the Board to maintain a majority of independent directors as required by the rules of the New York Stock Exchange, because Mr. Simms is no longer an independent director. As a result of Mr. Bunting’s resignation, he is no longer standing for election at the upcoming annual meeting and is no longer among the nominees recommended by the Board for election. Accordingly, any votes cast for or against Mr. Bunting’s election will have no effect.

Information Regarding Voting. If you have already voted (either before or after the date of this notice) you do not need to take any action. If you have already voted and would like to change your vote on any matter, you may revoke your proxy by following the instructions given under “Outstanding Stock and Voting Rights” on page 1 of the Colfax Corporation proxy statement, which was mailed to stockholders on April 13, 2012.

The Board of Directors continues to unanimously recommend that stockholders vote “FOR” all of the current director nominees.